Exhibit 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-88442, 33-99196, 33-94974, 333-65799, 333-36159, 333-82418 and
333-82416)  and on Form S-3  (File  Nos.  333-90017,  333-76614,  333-92174  and
333-102334) of Data Systems & Software Inc. of our report dated March 29, 2004 on Comverge, Inc., with respect to the consolidated balance sheet of Comverge, Inc. and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, changes in shareholders` deficit and cash flows of Comverge, Inc. and Subsidiaries for the year ended December 31, 2003, which report appears in Data Systems & Software Inc.'s annual report on Form 10-K for the year ended December 31, 2003.


/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
March 30, 2004